Exhibit 5(c), 8 &
                                                               23(c)

                    [Letterhead of Thelen Reid & Priest LLP]


                                             New York, New York
                                             December 4, 2001


DPL Inc.
Courthouse Plaza Southwest
Dayton, Ohio 45402


Ladies and Gentlemen:

          We are acting as special counsel to DPL Inc., an Ohio corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to (i) the issuance by DPL Capital Trust II of up to and including $300 million aggregate liquidation amount of its 8 1/8% Capital Securities in exchange for up to and including $300 million aggregate Liquidation Amount of its outstanding 8 1/8% Capital Securities; (ii) the issuance by the Company to DPL Capital Trust II, of $309.3 million in an aggregate principal amount of the Company's 8 1/8% Junior Subordinated Debentures due September 1, 2031 (the "Exchange Junior Subordinated Debentures"), in exchange for a comparable aggregate principal amount of the Company's outstanding 8 1/8% Junior Subordinated Debentures due September 1, 2031; and (iii) the execution and delivery of a Capital Securities Guarantee by the Company (the "Exchange Guarantee") in connection with the Exchange Capital Securities, and as further described in the Registration Statement

          Subject to the qualifications hereinafter expressed, we are of the opinion that (i) the Exchange Junior Subordinated Debentures, when issued and delivered as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company and (ii) the Exchange Guarantee, when delivered as contemplated in the Registration Statement, will be a binding obligation of the Company.

          We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences" in the prospectus constituting a part of the Registration Statement.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of the state of Ohio. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of Ohio, upon an opinion of even date herewith addressed to you by Stephen

F. Koziar, Jr., Esq., Group Vice President and General Counsel for the Company, which is being filed as an exhibit to the Registration Statement.

          We hereby consent to the filing of this opinion as Exhibit 5(c) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                             Very truly yours,


                                             /s/ THELEN REID & PRIEST LLP
                                             ----------------------------
                                                 THELEN REID & PRIEST LLP